SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934


Date of Report (Date of earliest event reported):  February 11, 2000


                    THE DOW CHEMICAL COMPANY
     (Exact name of registrant as specified in its charter)


         Delaware                1-3433           38-1285128
      (State of other          (Commission       (IRS Employer
       jurisdiction           File Number)       Identification
     of incorporation)                                No.)

   2030 Dow Center, Midland, Michigan              48674
(Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including area code: (517) 636-1000


                         Not applicable
 (Former name or former address, if changed since last report.)


Item 5.  Other Events

The Dow Chemical Company issued a press release on February 11,
2000, the text of which is as follows:

FOR MORE INFORMATION
Anne Ainsworth
The Dow Chemical Company
517-636-3920


STAVROPOULOS NAMED CHAIRMAN OF DOW;
PARKER NAMED PRESIDENT AND CEO;
REINHARD NAMED TO NEW EXECUTIVE LEADERSHIP POSITION

(Midland, Mich., February 11, 2000) - At its February meeting yesterday, the Board of Directors of The Dow Chemical Company elected William S. Stavropoulos, currently president and CEO, chairman of the Board. He will replace Frank P. Popoff on November 1, 2000, when he retires, having reached age 65. Stavropoulos was also elected chairman of the Executive Committee of the Board. In keeping with established company practice, Stavropoulos announced his intention to begin deceleration on November 1, 2000. At that time, he will have both reached the age of 60 and served as CEO for the past five years.

At the same meeting, the Board elected Michael D. Parker, executive vice president, to the position of president and CEO. He will assume his new responsibilities on November 1, 2000.

J. Pedro Reinhard, executive vice president and Chief Financial Officer, will assume additional executive leadership responsibility for Dow AgroSciences LLC and Corporate Strategic Planning and Initiatives. This change is also effective November 1, 2000.

In a related move, and consistent with succession planning practices, Anthony J. Carbone, executive vice president, will begin deceleration effective November 1, 2000. Concurrently, the Board announced Carbone's election as vice chairman, effective immediately.

In addition to these actions, the Board approved the management plan for future reorganization of the business structure of the company. The new structure and management assignments will be announced at a later date. The current Management Executive Committee, comprised of Stavropoulos, Carbone, Parker and Reinhard, will oversee this reorganization in addition to ensuring the effective integration of Union Carbide into Dow, pending government approval, and provide continuity and oversight for financial performance and implementation of current initiatives.

                               ###

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                    THE DOW CHEMICAL COMPANY
                           Registrant


/s/G. Michael Lynch
Vice President and
Controller

Date:  February 11, 2000